Exhibit 99.1

Protalix BioTherapeutics to Present at the BIO International Convention on May 7, 2007

CARMIEL, Israel, May 3, 2007 —- Protalix BioTherapeutics (AMEX: PLX) today announced that Dr. David Aviezer, President and Chief Executive Officer, will present at the Biotechnology Industry Organization’s (BIO), 2007 International Convention on Monday, May 7, 2007 at 10:20 a.m. EDT, at the Boston Convention &Exhibition Center, Boston, Massachusetts.

Dr. Aviezer will present Protalix’s proprietary and innovative underlying platform technology, as well as recent advances in the clinical development of prGCD, its lead product for treating Gaucher Disease.

The Convention will feature a program packed with more than 200 sessions and speakers focusing on the global aspects of biotechnology. More than 20,000 leaders from across the industry are expected to be in attendance. Additional information is available at www.bio2007.org.

About Protalix BioTherapeutics, Inc.

Protalix’s proprietary technology is based on its plant cell culture and bioreactor system which provides an effective and scaleable cell system for industrial production of recombinant biopharmaceuticals. Protalix is pursuing advanced clinical studies for its enzyme therapy for Gaucher Disease and intends to advance additional recombinant biopharmaceutical drug development programs. Protalix’s plant-based expression has significant advantages over more traditional mammalian and bacterial expression technology with respect to patient safety, cost and scalability.

Safe Harbor Statement:

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, the inherent risks and uncertainties in developing drug platforms and products of the type we are developing; delays in our preparation and filing of applications for regulatory approval; delays in the approval or potential rejection of any applications we file with the FDA, or other health regulatory authorities; any lack of progress of our research and development (including the results of clinical trials being conducted by us); obtaining on a timely basis sufficient patient enrollment in our clinical trials; the impact of development of competing therapies and/or technologies by other companies; our ability to obtain additional financings required to fund our research programs; our ability to establish and maintain strategic license, collaboration and distribution arrangements and to manage our relationships with collaborators, distributors and partners; potential product liability risks and risks of securing adequate levels of product liability and clinical trial insurance coverage; the possible disruption of our operations due to terrorist activities and armed conflict, including as a result of the disruption of operations of regulatory authorities, our subsidiaries, our manufacturing facilities and our customers, suppliers, distributors, couriers, collaborative partners, licensees, and clinical trial sites; and other factors described in our filings with the Securities and Exchange Commission. The statements are valid only as of the date hereof and we disclaim any obligation to update this information.

For additional information, contact:

Protalix Investor Relations: investors@protalix.com

AMEX IR Alliance for Protalix:

Lee Roth / David Burke
212-896-1209 / 212-896-1258
lroth@kcsa.com / dburke@kcsa.com